                                                                    EXHIBIT 99.1

                GENENTECH TO APPEAL JUDGMENT IN CONTRACT DISPUTE

SOUTH SAN FRANCISCO, Calif. -- June 24, 2002 -- Genentech, Inc. (NYSE: DNA) announced that a Los Angeles County Superior Court jury voted to award the City of Hope (COH) $200 million in punitive damages in the retrial of a contract dispute lawsuit brought by COH against Genentech. The company also announced it will appeal the judgment in the case, including the damage award, to the California Court of Appeal.

"We strongly disagree with the result in this case," said Arthur D. Levinson, Ph.D., chairman and chief executive officer at Genentech. "Genentech has lived up to the letter and spirit of the contract and paid the City of Hope everything it was entitled to under the 1976 agreement. We will appeal the judgment and have great confidence in our position."

Genentech will begin the post-verdict and appeals process immediately. "The heart of this company and the passion of its employees is the groundbreaking work we do on behalf of patients," said Levinson. "Genentech's medicines have already helped over a million people to date and will help millions more in the years to come. While legal disputes are a part of doing business, our focus now, as always, is on developing breakthrough therapies that extend and improve people's lives. Genentech is a successful business and unfortunately, that makes us a target."

Under the long-held interpretation of the 1976 agreement in question, Genentech paid COH royalty payments on sales of products made using DNA produced by COH and that use the patented technology that resulted from the sponsored research. COH accepted those royalty payments, totaling more than $300 million, from Genentech for over 20 years without raising any question or concern about them.

COH filed the original contract dispute suit against Genentech in 1999. The first trial resulted in a hung jury, 7-5 in Genentech's favor, in October 2001. In the retrial, the jury deliberated for 17 days before announcing the verdict on June 10, 2002, which directed Genentech to pay approximately $300 million in additional royalties, including royalties on products for which Genentech itself did not receive royalties. The trial continued three days and the jury deliberated an additional three days before announcing the punitive damages award granted to COH.

The appeals process could take anywhere from one to four years depending on the scope of the review. In the meantime, Genentech will record a one time charge of approximately $500 million (compensatory and punitive damages) in the second quarter of 2002. This charge will hit the company's actual earnings but will not affect Genentech's pro forma earnings.

Genentech has posted the text of the original 1976 agreement, commentary from Levinson, and Genentech's and COH's interpretations of key sections of the contract on its website under `CEO Speaks Out on Contract Dispute' at www.gene.com.

Genentech is a leading biotechnology company that discovers, develops, manufactures and commercializes biotherapeutics for significant unmet medical needs. Fifteen of the currently approved biotechnology products stem from or are based on Genentech science. Genentech manufactures and commercializes ten biotechnology products directly in the United States. The company has headquarters in South San Francisco, California, and is traded on the New York Stock Exchange under the symbol DNA.